Exhibit 10.34

*Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

GORRISSEN FEDERSPIEL KIERKEGAARD

Addendum to Licence Agreement of 12 May 2000 between Microgy Cogeneration Systems, Inc. and Danish Biogas Technology A/S

This Addendum to Licence Agreement of 12 May 2000 between the Parties (Licence Agreement) Is entered into on this 14 day of April 2003 between Microgy Cogeneration Systems, Inc. (“Microgy”), and Danish Biogas Technology A/S (DBT).

1	Background and Scope

1.1	The Parties have decided to introduce a new structure in the cooperation defined in the Licence Agreement to the effect that DBT’s duties shall be to provide Microgy with the know-how regarding the Biogas Plant (as defined below), and Microgy’s duties shall be to construct, install and operate the Biogas Plant and all other duties not undertaken by DBT.

1.2	Consequently, DBT shall not supply material and equipment for the Biogas Plant to Microgy, cf. section 5 In the Licence Agreement, nor, except as provided in section 3.1.5, provide management consulting services after the Biogas Plant has been handed over to the customer, cf. section 13 of the Licence Agreement, nor hold an equity position in the legal entity that owns the constructed Biogas Plants, cf. section 7 of the Licence Agreement.

1.3	The provisions contained in this Addendum shall prevail over the provisions in the Licence Agreement, including (but not limited to) sections 4, 5, 7, 12, 13, 14, and 18 of the Licence Agreement. Section 6 in this Addendum shall prevail over section 23 in the Licence Agreement for the specific areas of limitations on liabilities which arise as a result of this Addendum. To the extent that this Addendum does not provide for modifications of the Licence Agreement, the Licence Agreement shall continue to apply fully between the Parties.

1.4	This addendum shall only apply to the Parties’ cooperation in respect of the Biogas Plants specified in Appendix 1 and as provided at Article 7 hereof.

2	Definitions

2.1	Terms not defined in this Addendum shall have the meanings defined in the Licence Agreement.

2.2	The following terms (that are not defined in the Licence Agreement) shall have the following meanings:

2.2.1	“Acceptance” shall mean the date on which the Biogas Plant is handed over to Microgy’s customer by Microgy.

2.2.2	“Biogas Plant” shall mean an anaerobic digester for the conversion of agricultural animal and organic industrial waste (fats and oils, proteins, etc.) (“substrate”) Into methane gas and an environmentally Improved waste effluent and if such facility is intended to produce electricity, “Biogas Plant” shall include an engine generator for the combustion of the resulting methane gas to generate electricity, employing DBT’s proprietary know-how defined in the Licence Agreement as the DBT System the DBT AD Unit and the DBT CHP Unit.

2.2.3	“Design Fee” shall have the meaning set forth In section 4.

2.2.4	“Licencing Fee” shall have the meaning set forth In section 5.

2.2.5	“Mechanical Completion” shall mean the date on which the Biogas Plant is completely constructed, installed and connected to the grid systems, except for minor items but before the Start-up Period.

2.2.6	“Process Control System” shall mean the process control system for the Biogas Plant (DBT AD UNIT).

2.2.7	“Start-up Period” shall mean the period beginning at Mechanical Completion and ending at Acceptance in which the Biogas Plant is beginning Its operation and production of electricity and running performance tests, etc.

2.2.8	“Total Costs” shall mean the total costs Incurred to construct each Biogas Plant, Including (but not limited to) the cost of (a) all wages and salaries paid by Microgy to Its permanent and temporary employees engaged In the construction of the Biogas Plant, and (b) payroll taxes and employee benefits actually paid in addition to (rather than as a deduction from) the amount set forth in (a) with the addition of (c) the cost relating to contractors, sub-contractors, materials and equipment and other suppliers. The Total Costs shall exclude Design Fee and Licencing Fee paid to DBT, Microgy’s development costs, and Microgy’s profit. The above-mentioned costs paid by Microgy and Microgy’s affiliated companies shall be included in the Total Costs.

3	Undertakings by the Parties

3.1	DBT shall, without additional fees or charges (except as specified in this section 3):

3.1.1	Provide the know-how regarding the Biogas Plant to Microgy in order for Microgy to construct, Install and operate each Biogas Plant hereunder.

3.1.2	Provide Microgy, within a reasonable time, design specifications and engineering and construction drawings according to Danish standards for each Biogas Plant and in connection with the preparation thereof, provide, within a week of Microgy’s request, at Microgy’s engineering offices In the United States, at least one (1) but no more than two (2) engineers to complete those drawings in consultation with Microgy’s engineer. The design specifications (which are initially agreed by the party) and engineering and construction drawings are made on the basis of information received from Microgy, and it is Microgy’s responsibility to ensure that the engineering and construction drawings are converted correctly from Danish standards into US standards and that they comply with applicable US regulations.

3.1.3	Provide Microgy with PID (Process and Instrument Diagramme) and description for the Process Control System according to Danish standard. It is Microgy’s responsibility to ensure that PID and descriptions are converted correctly from Danish standards into US standards and that they comply with applicable US regulations.

3.1.4	Have 1-2 engineers employed by DBT on site during construction and installation of each Biogas Plant to provide Microgy with technical advice. It is understood that the 1-2 engineers will cover all Biogas Plants listed In Appendix 1, consequently DBT Is not obligated to have 1-2 engineers available on each construction site. Microgy accepts the workingconditions as stipulated in the Danish Salaried Employees Act (funktlonaerloven) and inthe Danish Holiday Act (ferieloven) in respect of the 1-2 engineers as regards working hours, public holidays, vacation, etc. Travel costs, accommodation and subsistence expenses incurred by DBT in respect ofthe 1-2 engineers during their stationing inNorth America shall be shared equally between the Parties.

3.1.5	Cause George Aboagye Mathiesen or any other person with similar knowledge of DST’s know-how regarding the Biogas Plant to provide Microgy with consulting advice services on the operation of the Biogas Plant during the Start-up Period until Acceptance has been given and thereafter during the initial six (6) months ofoperations. Such consulting advice services shall primarily be rendered via telephone, e-mail, computer surveillance, etc. but will also toa reasonable extent Involve on-site consulting advice when called for. Travel costs, accommodation and subsistence expenses incurred by DBT in respect ofGeorge Aboagye Mathiesen or any other person with similar knowledge of DDT’s know-how during his stationing in North America shall be shared equally between the Parties.

3.1.6	Provide written guarantees that any and all of the Biogas Plants designed and constructed in accordance herewith achieve the production of methane gas, at the output level and the biomass input established In the design specifications (which are mutually agreed upon by the parties) as determined in accordance with the performance test criteria mandated by project lenders. These performance test criteria are subject to both parties’ acceptance before customers, Microgy and lenders enter Into a final agreement. DBT shall be financially responsible, subject to the limitations set forth at Article 6 hereof, for 75% of any and all damages required to be paid and/or sums required to be spent in order for any such Biogas Plant to achieve its design specifications of production of methane gas.

4	Design Fee

4.1	DBT is entitled to receive a fee of USD [*], per Biogas Plant for its delivery of agreed design specifications and engineering and construction drawings, as set forth in sections 3.1.1 and 3.1,2 of this Addendum.

4.2	Microgy is obligated to pay the Design Fee to DBT no later than 5 working days after receiving the engineering and construction drawings from DBT.

5	Licencing Fee

5.1	DBT is entitled to receive a Licencing Fee of [*]% of the Total Cost of each Biogas Plant for each Biogas Plant being constructed and installed under this Addendum.

5.2	Microgy is obligated to pay Licencing Fee as follows:

5.2.1	[*]% of the Total Cost when the Biogas Plant has reached Acceptance.

5.2.2	[*]% of the Total Cost 6 months after Acceptance.

5.3	Microgy shall provide adequate security to DBT for the payment of the Licencing Fee stipulated in section 5.2.2 of this Addendum. Such security shall be provided on the date of Acceptance and it expires when the Licencing Fee has been fullypaid.

5.4	Microgy shall keep and maintain books, records, accounts and all other documents sufficiently to reflect accurately and completely all amounts included in the Total Cost for each Biogas Plant for a period of 3 years, DBT, its agents and its accountants shall have the right to review all the above-mentioned documentation for the purpose of verifying the calculation of the Licencing Fee.

6	Limitation and Liability

6.1	DBT shall not be liable, under this Addendum, to the extent that any damage or failure of performance is caused by any third party not under the control of, or acting at the direction or on behalf of DBT. Further, except as set forth at section 6.2 below, regardless of how such liability arises, whether in contract or in tort and whether for direct or indirect damages (including but not limited to consequential damages, loss of profits and/or savings and losses caused by interruption), in no event can DBT’s liability for its obligations undertaken under the provisions of this Addendum and specifically as stipulated in sections 3,1.1 -3.1.6 hereof exceed the amount of Design Fee and Licencing Fee actually received by DBT for the Biogas Plant In respect of which DBT has incurred such liability.

6.2	If Microgy has notified DBT in writing of a breach of sections 3.1.13.1.5 of this Addendum (other than a failure to achieve the guaranteed performance as determined pursuant to section 3.1.6), and DBT has not (1) acknowledged its breach and commenced to cure same within 30 days of the date said written notice was sent, and (ii) continued to proceed with reasonable diligence to cure such breach until such breach has been cured, then the limitations of liability set forth in section 6.1 shall not apply to such breach.

6.3	Liabilities undertaken beyond the scope of this Addendum and not comprised by the obligations imposed in sections 3.1.1 - 3.1.6 of this Addendum are not subject to the limitation of DBT’s liability provided for In section 6.1 of this Addendum.

7	Term

7.1	During the construction and installation of the Biogas Plants mentioned in Appendix 1, the Parties shall continue to renegotiate the Licencing Agreement and the structure of their future cooperation.

7.2	In the event that such renegotiations do not result in a new Licencing Agreement and / or a new structure of their future cooperation, this Addendum, after giving effect to Sections 7.3 and 7.4 below, shall apply to all other Biogas Plants constructed and installed by Microgy.

7.3	The Licencing Fee shall be calculated on the basis of the number of Biogas Plants constructed during the calendar year as follows:

•	[*]% of the Total Cost if the number of Biogas Plants accepted in a calendar year is between 0 and 5,

•	[*]% of the Total Cost if the number of Biogas Plants accepted in a calendar year is between 6 and 10,

•	[*]% of the Total Cost if the number of Biogas Plants accepted in a calendar year is between 11 and 20,

•	[*]% of the Total Cost if the number of Biogas Plants accepted in a calendar year is between 21 and 30,

•	[*]% of the Total Cost if the number of Biogas Plants accepted in a calendar year exceeds 31 ++.

7.4	Payment of the Licencing Fees stipulated in section 7.3 in this Addendum shall be made in the same proportions as stipulated in section 5.2 of this Addendum.

8	Miscellaneous

8.1	Microgy is under an obligation to provide DBT with copies of all relevant agreements, including engineering, procurement and construction agreements containing scheduled dates for Mechanical Completion and Acceptance, and documents which specify Lenders’ performance test criteria, at the same time as Microgy places an order for DBT to provide construction and engineering drawings, cf. sections 3.1.1 and 3.1.2 of this Addendum.

Date: 14.04.03	Date: 6/23/03

For and on behalf of	For and on behalf of

Danish Biogas Technology A/S	Microgy Cogeneration Systems, Inc.

/s/ JB S	/s/ Donald A. Livingston

/s/ GA Mathieson	/s/ R. Jeffrey Macartney

GORRISSEN FEDERSPIEL KIERKEGAARD

Appendix 1

First Five Biogas Plants Constructed by Microgy

Microgy shall initiate construction of all the five first Biogas Plants within 24 months of the date of signing this Addendum.

In the event that Microgy has not Initiated construction of all of the first five Biogas Plants within 24 months of the date of signing this Addendum, DBT shall have the right but not the obligation at its own discretion to terminate this Addendum as regards all future Biogas Plants in respect of which construction has not yet been initiated. If DBT decides to terminate this Addendum, the Licence Agreement shall be the only applicable agreement between the Parties.

GORRISSEN FEDERSPIEL KIERKEGAARD

Side Letter

to the Addendum to Licence Agreement of 12 May 2000

Microgy Cogeneration Systems, Inc. (‘Microgy”) and Danish Biogas Technology A/S (“DBT”) have on 14 day of April 2003 entered into an Addendum to the Licence Agreement of 12 May 2000 between the said parties.

The purpose of this side letter is to Illustrate Microgy and DBT’s mutual understanding of the limitation of liability clause (sections 6.1. and 6.2) by the examples listed below. The examples are only included for Illustrative purposes and shall in no circumstance be viewed as an exhaustive reproduction of the limitation of liability clauses (sections 6.1 and 6.2):

1.	In the event that DBT delivers defective construction drawings or renders defective consultancy advice, e.g., valves pointing in the wrong direction, then DST’s liability for such defect is subject to the limitation of liability in section 6.1, regardless of the time of ascertaining such defects or the costs Involved in remedying such defects. Thus section 6.2 does not apply to the defect.

2.	In the event that DBT does not deliver the requested construction drawings or does not have 1-2 engineers at the construction site as provided for in the Addendum, and DBT continues not to deliver the construction drawings or not to have 1-2 engineers at the construction site and does not acknowledge this breach and commences to cure this breach within 30 days after Microgy has given DBT 30 days’ notice and subsequently continues not to cure this breach with reasonable diligence until this breach has been cured, then DBT’s liability for this breach of the provisions in the Addendum Is not subject to the limitations of liability in section 6.1, cf. section 6.

3.	In the event that DBT delivers defective process and Instrument diagrammes and process control system descriptions, then DBT’s liability for defects is subject to the limitations of liability In section 6.1 regardless of the time of ascertaining such defect or the costs Involved in remedying such defects. Thus, section 6.2 does not apply.

4.	In the event that DBT does not deliver the requested process and instrument diagrammes and the process control system descriptions as provided for in the Addendum, and DBT continues not to deliver the process and instrument diagrammes and the process control system descriptlons, and DBT does not acknowledge this breach and commences to cure this breach within 30 days after Microgy has given DBT 30 days’ notice and subsequently continues not to cure this breach with reason able diligence until this breach has been cured by delivering the process and instrument diagrammes and the process control system descriptions after Microgy has given DBT 30 days’ notice, then DBT’s liability for breach of the provisions in the Addendum is not subject to the limitation of liability in section 6.1, cf, section 6.2.

Regardless of the fact that the above-mentioned examples do not concern DST’s obligation provided for in section 3.1.1. and section 3.1.5, these sections shall be construed as provided for above.

Date: 14.04.03	Date: 6/23/03

For and on behalf of	For and on behalf of

Danish Biogas Technology A/S	Microgy Cogeneration Systems, Inc.

/s/ JB S	/s/ Donald A. Livingston

/s/ GA Mathieson	/s/ R. Jeffrey Macartney